Exhibit 99.8
JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: October 27, 2023
CWAM LC SPONSOR LLC

	By:	ABF Manager, LLC, its Manager

	By:	/s/ Adam Fisher
Name: Adam Fisher
Title: Sole Member of ABF Manager, LLC

ROBERT HUTTER

/s/ Robert Hutter

ADAM FISHER

/s/ Adam Fisher

ALAN HOWARD

/s/ Alan Howard